Exhibit 99.1

VAALCO Energy Announces Signing of PSA With Angola

PR Newswire -- November 7, 2006

HOUSTON, Nov. 7 /PRNewswire-FirstCall/ -- VAALCO Energy, Inc. (NYSE: EGY), (the “Company) announced today that the official signing of the Production Sharing Agreement (PSA) for Block 05/06 offshore Angola occurred on November 2, 2006 in Luanda, Angola.

VAALCO has a 40% interest in the block, and will be the operator of the concession for its partners Interoil Exploration & Production ASA (40%) and Sonangol (20%).

Block 5 covers an offshore area of approximately 1.4 million acres. During the 1980’s and 1990’s twelve wells were drilled on the block with at least five successfully discovering hydrocarbons, though none of the discoveries were developed at that time. A 3D survey has been shot and VAALCO and its partners are preparing to reprocess and interpret the data in anticipation of exploratory drilling in the later part of 2007 or early 2008.

In connection with the award of the block, VAALCO will pay a signing bonus of $10.5 million. The block has a term of four years during which two exploration wells must be drilled. A further three-year extension is available for a commitment of additional seismic work and two additional exploration wells.

This press release includes “forward-looking statements” as defined by the U.S. securities laws. Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include future production rates, completion and production timetables and costs to complete well. These statements are based on assumptions made by VAALCO based on its experience perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, inflation, lack of availability goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. These risks are further described in VAALCO’s annual report on form 10K/SB for the year ended December 31, 2003 and other reports filed with the SEC which can be reviewed at http://www.sec.gov , or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

SOURCE  VAALCO Energy, Inc.
          -0-                             11/07/2006
          /CONTACT:  W. Russell Scheirman of VAALCO Energy, Inc., +1-713-623-0801/
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